EXHIBIT 10.1

Summary of Agreement
between
Satiz Srl and the Trade Union Organizations
Slc/Cgil, Fistel/Cisl and Uilcom/Uil of the Province of Turin

The Agreement was entered into on January 15, 2005, by and among Satiz Srl, an indirect wholly-owned subsidiary of MSX International, Inc. (“Satiz”) on one side, and the Trade Union Organizations Slc/Cgil, Fistel/Cisl and Uilcom/Uil of the Province of Turin and the Internal Union Representatives of the Company on the other side.

The Agreement sets forth proposals by Satiz with regards to the treatment of employees during the course of downsizing at certain locations run by Satiz. Due to decreased customer demand for some of the products and services offered by Satiz, Satiz has less of a need for the number of employees that are working at certain locations.

Pursuant to the Agreement, Satiz agrees, after receiving verification and agreement from interested parties and the appropriate authorities, to request permission from the Labor Ministry to implement a special layoff procedure in accordance with Art. 1 of Labor Ministry and Social Politics Provision, dated December 18, 2002 (Official Gazette no. 32, February 8, 2003) that would commence on January 24, 2005, and extend for twelve months. Pursuant to the special layoff procedure, Satiz would gradually implement its downsizing and offer incentives to some of its employees to encourage them to terminate their employment with Satiz, as well as facilitate the placement (“mobilità”)of former employees and assist former employees in taking advantage of possible employment opportunities with other employers. The incentives to terminate employment with Satiz include the following:

     1. if an employee becomes qualified to retire during the time of the downsizing, the employee could receive 500 Euros gross upon termination of employment with Satiz;

     2. if an employee becomes qualified to retire during the time of the placement period, the employee could receive 250 Euros gross per month for the first year of placement and 350 Euros per month for the second and third year of placement upon termination of employment with Satiz; and

     3. if an employee is not qualified to retire during the downsizing or placement periods, the employee could receive six times his or her final gross salary relevant to the month of December 2004 upon termination of employment with Satiz.

All of the abovementioned severance payments are required to be paid by the end of the month following the month in which the employee’s employment was terminated.

Satiz also agreed to implement placement procedures for former employees by February 15, 2005, in addition to searching for parties who are interested in purchasing the Document Systems division of Satiz. Satiz will also consider part-time employment of and replacement of employees who voluntarily leave with employees who were scheduled to be laid off where the skills and needs required by the position being vacated overlap with the employee who was scheduled to be laid off.

The plan presented to the unions also anticipates, among other things, (i) the reorganization of activities in various locations to streamline operations, (ii) the recruitment of highly specialized professionals, (iii) the creation of a network of sales people and (iv) the implementation of new marketing strategies. In addition, the plan contemplates a rationalization of the Document Systems division, a refocusing of the Publishing Products division on pre-press activities, and a strengthening of the relationships with existing customers in the Technical Publishing division.

Pursuant to the Agreement, Satiz agrees that it will attempt to enter into consulting and other similar arrangements only when the skills and technologies contracted for are not already available within Satiz.

Reviews of the downsizing plans of Satiz and the status of employees involved in the special layoff procedure will be evaluated quarterly, in addition to a special review taking place 90 days before the special layoff procedure is terminated.